As filed with the Securities and Exchange Commission on July 29, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2011 (July 28, 2011)

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in charter)

Nevada	0-51321	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1660 Wynkoop St., Suite 900, Denver, CO 80202
(Address of principal executive offices)

Registrant's telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Entered into on July 28, 2011 and effective on June 1, 2011, Triangle Petroleum Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Jeremy Wagers, pursuant to which he will serve as Senior Vice President, General Counsel and Secretary, holding such duties and responsibilities typically performed by individuals in such a position.

The Agreement has a term of one year and will automatically extend for additional one year terms upon expiration unless earlier terminated by either Mr. Wagers or the Company at least 90 days prior to the end of the term.

Under the Agreement, Mr. Wagers will receive an annual base salary of $195,000 and shall be eligible to participate in the Company’s short-term incentive award program.  Mr. Wagers will also be eligible for equity awards from time to time as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and shall be entitled to participate in health insurance and other benefits provided to other senior executives of the Company.

Mr. Wagers’ employment may be terminated due to his death or disability, in which event he will be entitled to receive his accrued salary and benefits, any earned but unpaid short term incentive award for a prior year, and a pro-rated short term incentive award for the year of termination (paid at the same time such awards are paid to other employees).  His employment may also be terminated by the Company for “Cause” or by Mr. Wagers without “Good Reason” (as defined in the Agreement), in which case Mr. Wagers will be entitled only to his accrued salary and benefits.

If Mr. Wagers’ employment is terminated (a) without “Cause” by the Company, (b) for “Good Reason” by Mr. Wagers, (c) due to notice of non-renewal of the Agreement by the Company, or (d) with or without Good Reason by Mr. Wagers within 60 days of a “Change in Control” or “Corporate Event” (as defined in the employment agreement), he would be entitled to the following: (i) accrued salary and benefits, (ii) any earned but unpaid short term incentive award for a prior year, (iii) a pro-rated short term incentive award for the year of termination (paid at the same time such awards are paid to other employees), (iv) continuation of base salary for 12 months following termination (6 months if termination is due to non-renewal), and (v) continuation of Company-provided health benefits for Mr. Wagers and his covered dependants under the Company’s health plans for the shorter of 12 months following termination or until Mr. Wagers becomes eligible to receive any health benefits from another employer.  The health benefits continuation will be provided through a self-insured arrangement, which while protecting the Company’s health plans from certain adverse tax consequences under the Patient Protection and Affordable Care Act of 2010, could subject Mr. Wagers’ health benefit continuation to income tax.  In such a case, Mr. Wagers would receive an additional payment to reimburse him for such taxes.

The severance payments and benefits described above may be conditioned on Mr. Wager’s execution of a general release of employment-related claims against the Company.

The foregoing summary of the Employment Agreement is subject to, and qualified in its entirety by, the full text of such agreement, which is attached as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated July 28, 2011, between Jeremy Wagers and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2011	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jeremy Wagers
Jeremy Wagers
Senior Vice President and General Counsel

Index to Exhibits

Exhibit
Number	Description

10.01	Employment Agreement, dated July 28, 2011, between Jeremy Wagers and the Company